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                                                                   EXHIBIT 10.17

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. Sections 200.80(B)(4),
                                                              200.83 AND 230.406


                        LICENSE AND DEVELOPMENT AGREEMENT

        THIS LICENSE AND DEVELOPMENT AGREEMENT (the "Agreement") is made as of October 6, 1998 (the "Effective Date") by and among GENETRONICS BIOMEDICAL, LTD., a corporation organized under the laws of British Columbia, a province of Canada, and GENETRONICS, INC., a wholly-owned subsidiary of Genetronics Biomedical, Ltd. and a corporation organized under the laws of California (both jointly and severally hereinafter referred to as "Genetronics"), and ETHICON, INC., a wholly-owned subsidiary of Johnson & Johnson and a corporation organized under the laws of New Jersey (hereinafter referred to as "Ethicon").

                                    RECITALS

        WHEREAS, Genetronics wishes to grant to Ethicon, and Ethicon wishes to obtain from Genetronics, an exclusive license under Genetronics' proprietary drug delivery technology to make, use and sell products for the prevention, detection or treatment of pre-cancer and cancer on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT
                                   DEFINITIONS

        1.1    "ADVISORY COMMITTEE" means the committee established pursuant to
Section 3.1.

        1.2 "AFFILIATE" shall mean, in relation to either party hereto, (a) any entity in which the relevant party directly or indirectly holds more than 50% of the voting stock or power, (b) any entity ("Holding Entity") which holds directly or indirectly more than 50% of the voting stock or power of the relevant party, (c) any other entity in which more than 50% of the voting stock or power is directly or indirectly held by any Holding Entity of the relevant party or (d) any entity in which the relevant party directly or indirectly holds less than 50% of the voting stock or power but has management control of such entity in that it has the ability to appoint and remove the majority of the Board of Directors (or other governing body) of such party.

        1.3 "APPLICATOR" means that component of the Drug Delivery System which uses an electrode needle array, whether or not integrated, to deliver the pulsed electrical field from the Generator to the patient during Electroporation.

        1.4 "BANKRUPTCY EVENT" shall mean the entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such entity, or proceedings are instituted by or against such entity for corporate


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reorganization or the dissolution of such entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such entity are seized or attached and not released within sixty (60) days thereafter.

        1.5 "CHANGE IN CONTROL" shall mean in respect of a party hereto (i) the liquidation or dissolution of such party or the sale or other transfer by such party (excluding transfers to subsidiaries) of all or substantially all of its assets; or (ii) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person, entity or group (a) becomes the beneficial owner, directly or indirectly, of securities of such party representing more than 50% of the ordinary shares of such party or representing more than 50% of the combined voting power with respect to the election of directors (or members of any other governing body) of such party's then outstanding securities, (b) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of such party, or obtains the ability to direct the operations or management of such party or any successor to such party's business; provided, however, that Change in Control shall not include the issuance by a party of equity to the public through a public offering or offerings.

        1.6 "CONTROL" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

        1.7 "DEEP SEATED PROBE" means a proposed device to be developed by the parties based on the Genetronics Technology, as more particularly described in Exhibit F hereto.

        1.8 "DRUG DELIVERY SYSTEM" means any system for the delivery of drugs by means of Electroporation, or any mechanical, electrical or software component of the delivery system (including the Generator and the Applicator), the manufacture, use or sale of which is covered by the Genetronics Technology.

        1.9 "ELECTROPORATION" means the application of high-voltage electrical impulses to living cells to enhance the delivery of molecules into such cells by increasing the permeability of the membrane of such cells.

        1.10 "ETHICON IMPROVEMENTS" means any improvement, Know-How, discovery or development based on the Genetronics Technology, which is created, conceived of, developed or first reduced to practice by Ethicon and/or its sublicensees during the Term.

        1.11   "FDA" means the United States Food and Drug Administration.

        1.12 "FIELD" means the use of Electroporation for the detection, prevention and treatment of pre-cancer and cancer, except (a) applications involving the detection,


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prevention or treatment of basal cell skin and squamous cell skin pre-cancer and cancer, and (b) Gene Therapy applications.

        1.13 "FIRST COMMERCIAL SALE" means the date of the first sale of the Drug Delivery System to an end user of such system but not with respect to clinical trials and market development activities. Sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Drug Delivery System.

        1.14 "GENE THERAPY" means applications involving the introduction of a nucleic acid sequence such that therapeutic RNA or a protein product is produced based on the coding sequence so introduced.

        1.15 "GENERATOR" means that component of the Drug Delivery System, which creates a pulsed electrical field for use during Electroporation.

        1.16 "GENETRONICS KNOW-HOW" means all Know-How related to the Drug Delivery System or any component thereof, which is not covered by the Genetronics Patent Rights, but is necessary or appropriate to develop, manufacture and commercialize the Drug Delivery System in the Field, and which is under the Control of Genetronics as of the Effective Date or acquired by or developed by or for Genetronics during the Term.

        1.17 "GENETRONICS PATENT RIGHTS" means all Patent Rights claiming the Drug Delivery System or any component thereof, which are necessary or appropriate to use (in various procedures with various therapeutic agents), develop, manufacture and commercialize the Drug Delivery System in the Field, and which are under the Control of Genetronics as of the Effective Date or acquired by, developed by or for Genetronics during the Term, also including the Joint Patent Rights. The Genetronics Patent Rights as of the Effective Date are set forth on Exhibit A.

        1.18 "GENETRONICS TECHNOLOGY" means the Genetronics Patent Rights and the Genetronics Know-How.

        1.19 "JOINT PATENT RIGHTS" means all Patent Rights covering all inventions conceived of and reduced to practice during the Term jointly by employees or agents of Ethicon and employees or agents of Genetronics.

        1.20 "KNOW-HOW" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are confidential, including, without limitation, all chemical, biochemical, toxicological and scientific research information.

        1.21 "MARKET REQUIREMENTS" shall have the meaning given in the Supply Agreement.

        1.22   "NET SALES"



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               (a)    Net Sales means the gross amounts invoiced for sales of
the Drug Delivery System, or any component thereof (i.e., the Generator or the Applicator), by Ethicon, its Affiliates and sublicensees to Third Parties, less
(a) discounts actually granted, (b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of the Drug Delivery System, including recalls, (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of the Drug Delivery System, to the extent billed, and (d) taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of the Drug Delivery System.

               (b) In the event that the Drug Delivery System is sold in the form of a combination product containing one or more elements other than the Drug Delivery System, Net Sales for the Drug Delivery System will be calculated by multiplying the Net Sales of such combination product by the [...***...] where A is the [...***...]. of the Drug Delivery System if sold separately by Ethicon, its Affiliates or sublicensees, and B is the [...***...]. of any other component or components in the combination product is not part of the Drug Delivery System, if sold separately by Ethicon, its Affiliates or sublicensees.

               (c) If on a country-by-country basis the other component or components in a combination product are not sold separately in said country by Ethicon, its Affiliates or sublicensees, Net Sales of the Drug Delivery System included within such combination product shall be calculated by [...***...] of such combination product [...***...] the fraction A/C where A is [...***...] of the Drug Delivery System if sold separately and C is [...***...] of the combination product. If on a country-by-country basis neither the Drug Delivery System nor the combination product is sold separately in said country by Ethicon, its Affiliates or sublicensees, Net Sales of the Drug Delivery System shall be calculated as set forth in the previous sentence, except that A shall be [...***...] the Drug Delivery System to Ethicon or such Affiliate or sublicensee that makes the sale to a Third Party and C shall be [...***...] as applicable, of the combination product. For purposes of the foregoing calculations, all costs will be determined on a fully allocated basis consistent with generally accepted accounting principles as consistently applied by Ethicon, its Affiliate or sublicensees.

               (d) Notwithstanding the foregoing, in the event that the Applicator is sold as part of a surgical kit and if, as part of such kit, the Applicator does not have a separate invoiced price, then Net Sales of such Applicator shall [...***...] the [...***...] of such surgical kit [...***...] of [...***...] of the [...***...] within such surgical kit.

        1.23 "PATENT RIGHTS" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing.


                                       4. *CONFIDENTIAL TREATMENT REQUESTED
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        1.24   "REGULATORY AGENCY" shall mean the regulatory agency in a country which perform the same or equivalent function as the FDA in the United States, and any reference to a rule or requirement of the FDA herein shall if the circumstances make it applicable refer to the equivalent rule or requirement of any Regulatory Agency.

        1.25 "SOFTWARE" means the software in executable code included in or with the Drug Delivery System.

        1.26 "SUPPLY AGREEMENT" means the supply agreement to be executed by the parties contemporaneously with this Agreement, substantially in the form attached hereto as Exhibit B.

        1.27 "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement to be executed by and among the parties hereto, and dated as of the same date as this Agreement, substantially in the form attached hereto as Exhibit C.

        1.28   "TERRITORY" means all countries of the world, except Canada.

        1.29   "TERM" has the meaning set forth in Section 13.1.

        1.30 "THIRD PARTY" means any entity other than Genetronics or Ethicon or an Affiliate of Genetronics or Ethicon.

        1.31 "TIER 1 EUROPEAN COUNTRIES" means France, the United Kingdom, Germany and Italy.

        1.32 "TRADEMARKS" means the trademarks included in or with the Drug Delivery System.

        1.33 "VALID CLAIM" means a claim of an issued patent included within the Genetronics Patent Rights, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                                    ARTICLE 2
                              SCOPE OF DEVELOPMENT

        2.1 OBJECTIVES. During the Term, Genetronics will have primary responsibility for the activities described in Section 4.1, and Ethicon will have primary responsibility for the activities described in Section 4.2.

        2.2 LIMITATIONS ON DEVELOPMENT. Except as specifically provided herein, all activities of the parties outside of this Agreement are outside of the scope of this Agreement, and nothing herein is intended to limit Genetronics or its Affiliates from using the Genetronics Technology and any Joint Patent Rights or Ethicon or its Affiliates from using any Joint Patent Rights for other purposes.


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        2.3    DRUG DELIVERY SYSTEM.

               (a) Except as permitted by Section 4.1(d), Genetronics agrees that it shall not develop or commercially exploit the Drug Delivery System being developed for or commercially exploited by Ethicon (an "Ethicon System"). Genetronics shall use commercially reasonable and diligent efforts to ensure that Ethicon System will include means designed to render the Generator non-functioning without the Applicator designed for the Ethicon System and vice versa.

               (b) Genetronics shall use commercially reasonable and diligent efforts to ensure that other Drug Delivery Systems developed by it are not able to be used for the detection, prevention and treatment of pre-cancer (except for skin) or cancer; provided, however, that Genetronics may develop and commercially exploit a Drug Delivery System for the detection, prevention and treatment of basal cell skin pre-cancer and cancer, and squamous cell skin pre-cancer and cancer if it (i) is substantially different in design and operation from any Ethicon System, and (ii) provides less than acceptable efficacy for the detection, prevention and treatment of other forms of pre-cancer and cancer.

               (c) Genetronics agrees if it enters into an agreement with an Affiliate or Third Party concerning the subject matter of this Section 2.3, it will require such Affiliate or Third Party to be made subject to the above provision.

        2.4 COMMERCIAL EXPLOITATION IS AT ETHICON'S DISCRETION. Except as expressly provided hereunder, the marketing, sale or other commercial exploitation (collectively, the "Commercial Exploitation") of the Drug Delivery System in the Territory for use in the Field shall be exercised by Ethicon in accordance with its own business judgment and in its sole and absolute discretion. Accordingly, Genetronics acknowledges, understands and agrees subject to the obligations of Ethicon in Article 6 hereof, as follows:

               (a) Ethicon shall have complete control and sole discretion with respect to the Commercial Exploitation of the Drug Delivery System in the Territory for use in the Field and that this will have a material effect upon the amount of any royalty payments that may be payable hereunder; and such control and discretion over sales by Ethicon could negatively impact Genetronics receipt of royalty payments;

               (b) Ethicon has no duty to commercially exploit the Drug Delivery System, to exert any level of efforts in commercially exploiting the Drug Delivery System or to generate royalty payments;

               (c) that whether or not Ethicon or any of its Affiliates commercially exploit the Drug Delivery System, neither Ethicon nor any of its Affiliates is prohibited from manufacturing, marketing or selling other products that may compete with or reduce the Net Sales of Drug Delivery System hereunder;

               (d) that personnel of Ethicon are only required to take actions in connection with the Commercial Exploitation of the Drug Delivery System in the


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Territory for use in the Field that such personnel believe to be in the best interests of Ethicon and that they are not required to take into account the interests of Genetronics at all; and

               (e) not to challenge in any subsequent claim or action any decision regarding the Commercial Exploitation of the Drug Delivery System in the Territory for use in the Field made by any director, officer, employee or individuals acting as agents of Ethicon or its Affiliates in what such individual subjectively believes to be the best interests of Ethicon (or such Affiliate), unless such action constitutes a material breach by Ethicon of any of its obligations under this Agreement.

        2.5 NO NAMING INDIVIDUALS. The parties agree that as between themselves, the directors, officers, employees and individuals acting as agents of or for any party to this Agreement shall not be named as parties to any suit or arbitration proceeding brought in connection with the transactions contemplated by this Agreement solely as a result of performing actions in their capacity as an agent of or for a party to this Agreement.

                                    ARTICLE 3
                               ADVISORY COMMITTEE

        3.1 FORMATION. The activities of the parties under this Agreement shall be managed by the Advisory Committee, which shall be comprised of three representatives appointed by Genetronics and three representatives appointed by Ethicon. Such representatives shall be senior members of management or consultants from each of the parties. Either party may appoint substitute or replacement members of the Advisory Committee to serve as their representatives upon notice to the other party. The Advisory Committee shall have the responsibility and authority to (a) coordinate and monitor the progress of this Agreement, (b) encourage and facilitate communication and cooperation between the parties in the performance of this Agreement, and (c) undertake such other tasks and responsibilities as are set forth in this Agreement.

        3.2 MEETINGS. The Advisory Committee shall meet at least once per quarter or as it deems necessary at its discretion at locations and times to be determined by the Advisory Committee, with the intent of meeting at alternating locations in Somerville, New Jersey and San Diego, California, with each party to bear all travel and related costs for its representatives. Each meeting shall be chaired by a Advisory Committee member from the host party.

        3.3 DECISION-MAKING PROCESS. Each member of the Advisory Committee shall have one vote, and decisions by the Advisory Committee shall be made by a majority vote. Any disagreement among members of the Advisory Committee shall be resolved within the Advisory Committee based on the efficient achievement of the objectives of this Agreement. Any disagreement which cannot be resolved by a majority vote of the Advisory Committee shall be referred to the President of each of Genetronics and Ethicon for resolution. It is the intent of the parties to resolve issues through the Advisory Committee whenever possible and to refer issues to the President


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of each of Genetronics and Ethicon only when resolution through the Advisory
Committee cannot be achieved. Any disagreement which cannot be resolved by the President of each of Genetronics and Ethicon shall be resolved (a) by the President of Ethicon if the disagreement involves issues within the Territory,
(b) by the President of Genetronics if the disagreement involves issues outside the Territory (i.e., within Canada).

        3.4 DEVELOPMENT PROGRAM. The Advisory Committee shall have executive authority with respect to decisions on the "Development Program". The Development Program shall be the program under which the parties manage the development of the Drug Delivery System under this Agreement. The Advisory Committee's role shall include supervising and managing the expenditure of funds for research and development in accordance with Section 4.1, evaluating and determining which products to develop. In addition, by unanimous consent only, the Advisory Committee is responsible for reviewing (and if necessary revising) the milestones in Section 6.2 and approving any new milestones as part of the Development Program. The tie-breaker provisions of Section 3.3 shall not apply to any revision of the existing milestones or to the addition of new milestones. Genetronics shall develop and propose to the Advisory Committee annual budgets for the Development Program for its review and consent.

        3.5 PATENT STRATEGY. The Advisory Committee shall be responsible for managing and reviewing the patent strategy in the Territory for use of the Drug Delivery System in the Field (the "Patent Strategy"). The Patent Strategy shall include, but not be limited to, deciding on the question of inventorship of any inventions arising under this Agreement, agreeing on the desired scope of patent protection to be secured by Genetronics, agreeing on the desired scope of patent protection to be secured for Joint Inventions, and recording and advising the parties on all patents secured in furtherance of hereunder. Genetronics shall develop and propose to the Advisory Committee annual budgets for the Patent Strategy for its review and consent.

        3.6 CLINICAL/REGULATORY PROGRAM. The initial program will be proposed by Genetronics. The Advisory Committee shall be responsible for managing and reviewing the clinical and regulatory program in the Territory for use of the Drug Delivery System in the Field (the "Clinical/Regulatory Program"). The Clinical/Regulatory Program shall be the regulatory strategy which is adopted as the Clinical/Regulatory Program by the Advisory Committee, subject to approval by Ethicon. Such program is to be in writing and to be continually reviewed and revised as necessary by the Advisory Committee, subject to approval by Ethicon. Within 90 days of the Effective Date, the Advisory Committee shall prepare and submit to Ethicon for its approval a strategy for the initial Clinical/Regulatory Program for a period (to be designated by the Advisory Committee) following the Effective Date, including a budget of clinical costs for such period. With respect to the Clinical/Regulatory Program, Ethicon shall have review and approval rights for all significant correspondence and filings received from or made to any governmental entity.


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                                    ARTICLE 4
                  DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES

        4.1    GENETRONICS CONTRIBUTIONS.

               (a) SALES AND MARKETING. For the purposes of clarification only, the parties acknowledge that Genetronics will sell, contract, distribute, enter orders, invoice, collect, and market the Drug Delivery System (being sold by Ethicon in the Territory for use in the Field) in Canada for use in the Field. In Canada, Genetronics will be responsible for warranties and returns of the Drug Delivery System and will provide the necessary staffing and inventory to ensure a reasonable turnaround time for any defective part or all of the Drug Delivery System

               (b) CLINICAL TRIALS. Subject to Section 4.1(c) below and the Clinical/Regulatory Program, the parties agree that Genetronics will conduct and own the regulatory filings, at its sole cost, of all clinical trials (i) of the Drug Delivery System in Canada, (ii) for the Head and Neck indication in the United States, and (iii) any clinical trial commenced by Genetronics prior to the Effective Date. Except as set forth above and subject to Section 4.1(c) below and the Clinical/Regulatory Program, the parties agree that Genetronics will conduct (but Ethicon will own the regulatory filings of) all clinical trials of the Drug Delivery System in the Territory for those indications in the Field selected by the Advisory Committee.

               (c)    REGULATORY.

                      (i) Genetronics presently has an application to obtain the CE mark for the Drug Delivery System in the European Union. Genetronics shall continue to maintain at its sole cost the CE mark to the extent Ethicon wishes it reasonably to do so; provided, however, at any time after the Effective Date, upon the written request of Ethicon, Genetronics shall promptly assign and deliver the CE mark, along with any and all supporting documentation and other related information to Ethicon. Upon receipt of the filings from Genetronics, Ethicon shall assume all ongoing costs associated therewith.

                      (ii)   Genetronics presently has an approved
investigational new drug application ("IND") with the FDA. Any additional indications filed with the FDA by Genetronics, shall be filed in Ethicon's name and shall be at Ethicon's sole cost if filed pursuant to the Clinical/Regulatory Program. Genetronics shall continue to maintain at its sole cost the current filings before the FDA and Regulatory Agencies to the extent Ethicon wishes it reasonably to do so; provided, however, that at any time after the Effective Date, upon the written request of Ethicon, Genetronics shall within 120 days after receipt of such request, assign and deliver the IND, NDA and all filings, along with any and all supporting documentation and other related information to Ethicon. Upon receipt of the filings from Genetronics, Ethicon shall assume all ongoing regulatory costs associated therewith. Genetronics shall provide Ethicon for its use in obtaining regulatory approvals with copies of all data, results and related information from clinical trials and all regulatory filings and related information in the territory (including the right


                                       9.
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to reference Genetronics IND or NDA in regulatory filings), all of the information shall be considered Confidential Information of Genetronics.

                      (iii) Genetronics shall provide Ethicon for its use in obtaining regulatory approvals with copies of all data, results and related information from clinical trials and all regulatory filings and related information (including the right to reference Genetronics regulatory filings), all of the information shall be considered Confidential Information of Genetronics (as defined in Article 15).

               (d) CANADA. For purposes of clarification only, the parties acknowledge that Genetronics will conduct all clinical trials of the Drug Delivery System in Canada for those indications in the Field selected by Genetronics, in its sole discretion and at its own expense. Genetronics will consult with Ethicon on all clinical trials of the Drug Delivery System in Canada for use in the Field and will provide Ethicon for its use with copies of all data, results and related information from such clinical trials; provided, however, that Genetronics and Ethicon will consult on all such clinical trials related to Bleomycin and other generic drugs. Genetronics will be responsible for regulatory filings and approvals in Canada for use of the Drug Delivery System in the Field. Genetronics shall secure, at its own expense, any and all licenses, permits approvals and other authorizations (collectively, "Regulatory Approvals") required to commercialize the Drug Delivery System in Canada for use in the Field. Genetronics shall own and maintain all such Regulatory Approvals and related information and shall disclose such information to Ethicon for its use in accordance with this Agreement and the license granted hereunder and in the Supply Agreement, and to the extent necessary for Ethicon to perform its obligations under this Agreement. Such Regulatory Approvals and related information (including, without limitation, any and all reference rights related thereto) shall be considered Confidential Information of Genetronics (as defined in Article 15).

               (e) CROSS-BORDER SALES. The parties agree not to resell the Drug Delivery System into each other's territory. The parties agree with respect to any distributor (or equivalent) of the Drug Delivery System it may engage, that in the event a party receives written evidence from any source that the Drug Delivery System (or any component thereof) previously transferred to such distributor was resold by such distributor into the territory of the other party on at least three occasions, then the party receiving the evidence shall take appropriate steps to ensure such reselling does not occur in the future. The party who has engaged such distributor shall promptly discuss the steps that are being taken with the other party to ensure that such reselling will not reoccur. Genetronics further agrees to include a provision in any distribution or similar agreement it enters into during the Term to enable it to take such action.

               (f) RESEARCH AND DEVELOPMENT. Genetronics shall dedicate [...***...] of its gross revenues per year, if any, with respect to sales of the Drug Delivery System for use in the Field, but in no event less than [...***...] per year (hereinafter, "Research Funds"), to fund research and development activities related to the Drug Delivery System in the Field as decided by the Advisor Committee under Article 3 (provided that, the Advisory Committee may agree to spend less than the total amount of Research



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Funds available in any year); the Research Funds also may be used for research and development outside the Field if agreed to by unanimous consent of the Advisory Committee.

               (g) MANUFACTURING; TOOLING. Genetronics will have the exclusive right to manufacture the Drug Delivery System for Ethicon pursuant to the Supply Agreement (until there is a Failure to Supply as provided in Article 7 of the Supply Agreement); provided, however, that Ethicon shall have approval rights with respect to the Market Requirements (as defined in the Supply Agreement), any Third Party manufacturer and the material suppliers with respect to the Drug Delivery System. Genetronics shall own all tooling; provided, however, that in the event of a Failure to Supply as defined in the Supply Agreement, Genetronics shall be required to transfer ownership of all tooling to Ethicon. The parties shall share equally all Tooling Costs for the Applicator up to [...***...] in the first year and up to [...***...] in each year thereafter. Ethicon shall pay for all tooling costs for the Applicator in excess of [...***...] in the first year and [...***...] in each year thereafter. Tooling Costs means the direct costs for dies and molds.

        4.2    ETHICON CONTRIBUTIONS.  Subject to Section 2.4:

               (a) SALES AND MARKETING. Ethicon will sell, contract, distribute, enter orders, invoice, collect, and market the Drug Delivery System in the Territory for use in the Field.

               (b) CLINICAL TRIALS. As of the Effective Date, but subject to its approval of the Clinical/Regulatory Program (including the proposed budget for clinical trials), Ethicon shall assume all clinical costs associated with the Clinical/Regulatory Program other than those costs with respect to the head and neck indication. Ethicon will consult with Genetronics in an effort to assist Genetronics with the clinical trials of the Drug Delivery System conducted pursuant to this Agreement.

               (c) REGULATORY. The parties agree that Ethicon will be responsible for filing for regulatory approval and funding clinical studies in the Territory except for head and neck indications in the United States and the application for CE mark in Europe as described in Section 4.1. Ethicon shall provide Genetronics for its use under Section 4.1(d) in obtaining regulatory approvals with copies of all data, results and related information from clinical trials in the Territory and all regulatory filings and related information in the territory, all of the information shall be considered Confidential Information of Ethicon (as defined in Article 15).

        4.3 COMMERCIALLY REASONABLE AND DILIGENT EFFORTS. Each party shall use commercially reasonable and diligent efforts to perform its responsibilities under this Agreement. As used herein, the term "commercially reasonable and diligent efforts" means, unless the parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the parties.



                                      11. *CONFIDENTIAL TREATMENT REQUESTED

        4.4 AVAILABILITY OF RESOURCES. Each party shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by such party under this Agreement.

        4.5 DISCLOSURE; REPORTS. Genetronics shall make available and disclose to Ethicon promptly after the Effective Date all Genetronics Know-How to the extent necessary for Ethicon to perform its obligations under this Agreement. The parties shall exchange, at a minimum, quarterly written reports (with copies to the Advisory Committee) presenting a meaningful summary of the activities performed by such party under this Agreement. In addition, on reasonable request by a party, the other party shall make presentations of its activities under this Agreement.

                                    ARTICLE 5
                                GRANT OF LICENSES

        5.1 LICENSE TO DRUG DELIVERY SYSTEM. Subject to the terms and conditions of this Agreement and during the Term, Genetronics hereby grants to Ethicon an exclusive license, including the right to grant sublicenses pursuant to Section 5.2, under the Genetronics Technology to use, offer for sale, sell and import the Drug Delivery System in the Territory for use in the Field, and an exclusive license to use and distribute the Software and Trademarks in the Territory for use in the Field.

        5.2 SUBLICENSES. Except as expressly provided hereunder or in the Supply Agreement, Ethicon may sublicense any rights or obligations hereunder without the prior written consent of Genetronics; provided, however, that Ethicon may not sublicense its rights and obligations hereunder to a sublicensee who is a direct competitor of Genetronics in the field of Electroporation without Genetronics' prior written consent. Ethicon shall notify any sublicensee hereunder of all rights and obligations of Ethicon under this Agreement which are sublicensed to such sublicensee. Ethicon shall remain primarily liable under this Agreement irrespective of any sublicense granted hereunder.

        5.3 RIGHT OF FIRST NEGOTIATION. Genetronics shall provide Ethicon (a) written notice of its intention to license a Drug Delivery System for either dermatological and/or cardiovascular applications (except Gene Therapy applications), and (b) a functional prototype of such Drug Delivery System which demonstrates relevant pre-clinical efficacy. During the 120-day period following receipt of such written notice and prototype Drug Delivery System from Genetronics, Ethicon shall have the first right to negotiate a license to the Drug Delivery System for either dermatological and/or cardiovascular applications, as applicable, upon commercially reasonable terms mutually acceptable to the parties. In the event the parties are unable to reach agreement on the terms of such a license within such 120-day period, Genetronics shall have no further obligation to Ethicon under this Section 5.3.


                                      12.

        5.4 RIGHT OF FIRST REVIEW. Except in respect of relationships in existence as of the Effective Date, Genetronics shall provide Ethicon (a) written notice of its intention to license a Drug Delivery System for Gene Therapy applications, and (b) a functional prototype of such Drug Delivery System which demonstrates relevant pre-clinical efficacy, prior to approaching a Third Party to license such Drug Delivery System for Gene Therapy applications. Genetronics shall discuss with Ethicon a possible development and license agreement to use such Drug Delivery System for Gene Therapy applications, but is under no obligation to enter into any such agreement with Ethicon. After providing such written notice and prototype Drug Delivery System to Ethicon, Genetronics shall have no further obligation to Ethicon under this Section 5.4.

        5.5 IMPROVEMENTS. During the Term, Ethicon hereby grants Genetronics an non-exclusive, royalty-free license to use and practice any Ethicon Improvements within the Field solely in Canada that are incorporated into the Drug Delivery System being sold by Ethicon. Ethicon shall notify Genetronics within a reasonable period of time of any such Ethicon Improvements.

                                    ARTICLE 6
                               PAYMENT OBLIGATIONS

        6.1 LICENSE FEE. In partial consideration of the license granted to Ethicon by Genetronics under Section 5.1, Ethicon shall pay to Genetronics a one-time, non-refundable fee of $4,000,000 within seven (7) days of the Effective Date.

        6.2 MILESTONES. The party that first becomes aware of the achievement of any milestone hereunder shall provide the other party written notice of any milestone achieved hereunder within 10 days of achievement of such milestone. Within 30 days after achievement of each of the following milestones, Ethicon shall pay to Genetronics the non-refundable milestone payment set forth below:

               (a)    RESEARCH AND DEVELOPMENT.

                      (i) $500,000 upon receipt of CE certification of ISO 9001 by a notified body, provided that such payment shall be reduced by $100,000 per month on a pro-rata daily basis following March 31, 1999;

                      (ii)   [...***...] upon completion of a [...***...] with
                             respect to the Drug Delivery System for the [...***...] or upon waiver of such [...***...];

                      (iii) [...***...] upon the issuance of patents corresponding to [...***...] in the United States, Europe and Japan; and


                                      13. *CONFIDENTIAL TREATMENT REQUESTED

                      (iv) [...***...] upon the issuance of patents corresponding to U.S. Patent Application Serial Number [...***...] in the United States, Europe and Japan.

               (b)    DEVELOPMENT OF DEEP SEATED PROBE.

                      (i) [...***...] upon agreement by the parties of the [...***...] of the Deep Seated Probe;

                      (ii)   [...***...] upon [...***...] of a prototype Drug
                             Development System for use in the Field which meets the agreed upon [...***...];

                      (iii) [...***...] upon [...***...] for the first agreed upon indication by the Advisory Committee;

                      (iv)   [...***...] upon [...***...] by [...***...] of the
                             Deep Seated Probe; and

                      (v)    [...***...] upon production of the [...***...] of
                             the Deep Seated probe which meets the agreed upon product specifications.

               (c)    SALES AND MARKETING.

                      (i) [...***...] upon the First Commercial Sale of the Drug Delivery System in [...***...];

                      (ii) [...***...] upon the First Commercial Sale of the Drug Delivery System in [...***...];

                      (iii) [...***...] upon achievement of cumulative Net Sales (cumulative sales of the Applicator and the Generator) in excess of [...***...] within [...***...]; and

                      (iv) [...***...] upon achievement of cumulative Net Sales (cumulative sales of the Applicator and the Generator) in excess of [...***...] [...***...].

               (d)    HEAD AND NECK CANCER.

                      (i)    [...***...] upon [...***...] for an agreed upon
                             indication for head and neck cancer (the parties agreeing to work together with [...***...] to formulate such indication); provided that such payment shall be reduced by [...***...] on a pro-rata [...***...] basis following [...***...];
                             and



                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      14.

                      (ii) [...***...] upon the successful completion of a [...***...] study using the Drug Delivery System; with [...***...] paid upon the achievement of the results set forth in each of Sections 6.2(d)(iii)(3)(a), (b) or (c) below. The payment shall be reduced by [...***...] per month on a pro-rata [...***...] basis following [...***...].
                             The study will be a [...***...]. A summary of these studies is attached hereto as Exhibit D.

                      (iii)  Successful completion of a [...***...] shall mean

                             (1)    completion of the planned study with:

                                    (a)    a statistically significant number of
patients with [...***...] who have completed Electroporation therapy; and

                                    (b)    an appropriate control group of
patients (if required by the regulatory agency);

                             (2)    completion of the data analysis and medical
regulatory report writing in sufficient detail to allow for peer review by the medical community, and

                             (3)    the study will confirm that in patients with
[...***...]:

                                    (a)    [...***...] of patients who have
tumors completely treated by Electroporation therapy will have [...***...] at the treatment site (i.e. [...***...];

                                    (b)    [...***...] of patients who have a
complete response at the treatment site will have [...***...] at that site for the earlier of [...***...] or the duration of their life; and

                                    (c)    [...***...] of patients who have
[...***...] at the end of their therapy will survive [...***...] from the last treatment of Electroporation therapy.

               (e)    QUALITY OF LIFE

                      (i)    [...***...] upon [...***...] of a [...***...]
quality of life study on a statistically significant head and neck cancer patient pool, which demonstrates such cancer patients who have undergone Electroporation therapy using the Product (as defined in the Supply Agreement) have [...***...] in such [...***...] quality of life study and [...***...] as compared to alternative conventional therapy for recurrent head and neck cancer patients. Electroporation therapy need not be a curative means for this study.



                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      15.

                      (ii)   [...***...] upon [...***...] of a [...***...]
quality of life study on a statistically significant patient pool for a cancer indication (other than head and neck) approved by the Advisory Committee, which demonstrates such cancer patients who have undergone Electroporation therapy using the Product (as defined in the Supply Agreement) have [...***...] in such [...***...] quality of life study and [...***...] as compared to alternative conventional therapy for similar patients with the same type of cancer (such indication for Electroporation cancer therapy being different from 6.2(e)(i) and 6.2(e)(iii)). Electroporation therapy need not be a curative means for this study.

                      (iii)  [...***...] upon [...***...] of a [...***...]
quality of life study on a statistically significant patient pool for a cancer indication (other than head and neck or the indication approved in paragraph
(ii) above) approved by the Advisory Committee, which demonstrates such cancer patients who have undergone Electroporation therapy using the Product (as defined in the Supply Agreement) have [...***...] in such [...***...] quality of life study and [...***...] as compared to alternative conventional therapy for similar patients with the same type of cancer (such indication for Electroporation cancer therapy being different from 6.2(e)(i) and 6.2(e)(ii)). Electroporation therapy need not be a curative means for this study.

        6.3    PAYMENTS OBLIGATIONS.

               (a) During the Term, Ethicon shall pay to Genetronics [...***...] of Net Sales.

               (b) No multiple or stacked royalties shall be due on the Drug Delivery System if the Drug Delivery System is within the scope of more than one Valid Claim or more than one patent licensed under this Agreement.

        6.4    ETHICON OBLIGATIONS.

               (a) Ethicon will launch the Drug Delivery System in one or more of the Tier 1 European Countries for use in the Field within [...***...] following the satisfaction by Genetronics at its sole cost and expense of the following: (i) CE Certification of the Drug Delivery System, (ii) be capable of supplying commercial quantities of the Drug Delivery System reasonably acceptable to Ethicon in accordance with the Supply Agreement, (iii) completion of the current French clinical trials EPT-04, EPT-06, and EPT-07, and (iv) provided that the Drug Delivery System complies with the mutually agreed upon Specifications set forth in the Supply Agreement. In the event Ethicon fails to launch the Drug Delivery System in the Tier 1 European Countries within such [...***...] period, Ethicon shall pay to Genetronics (1) for the first [...***...] delay, on a month by month basis, a payment equal to [...***...] of Net Sales assuming the most current agreed upon production forecast for the Drug Delivery System for the next month was sold in the Tier 1 European Countries, thereafter (2) for the next [...***...] months of delay, on a month by month basis, a payment equal to [...***...] of Net Sales assuming the most current agreed upon production forecast for the Drug Delivery System for the next month was sold in the Tier 1 European Countries; thereafter, the license granted hereunder shall be converted to a non-exclusive license and Ethicon shall pay based on actual sales as provided in paragraph 6.3. Notwithstanding the foregoing, if the manufacture, use or


                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      16.

sale of the Drug Delivery System [...***...] an [...***...] in the applicable [...***...], the [...***...] in such [...***...] shall be [...***...], at its
[...***...].

               (b) Ethicon will launch the Drug Delivery System in the United States for use in the Field within [...***...] following the satisfaction by Genetronics at its sole cost and expense of the following for the U.S.: (i) FDA approval to use the Drug Delivery System for such indication and, (ii) be capable of supplying commercial quantities of the Generator reasonably acceptable to Ethicon in accordance with the Supply Agreement; and (iii) provided that the Drug Delivery System complies with the mutually agreed upon Specifications set forth in the Supply Agreement. In the event Ethicon fails to launch the Drug Delivery System in the United States within such [...***...] period, Ethicon shall pay to Genetronics (1) for the first [...***...] delay, on a month by month basis, a payment equal to [...***...] of Net Sales assuming the most current agreed upon production forecast for the Drug Delivery System for the next month was sold in the United States; thereafter, (2) for the next [...***...] of delay, on a month by month basis, a payment equal to [...***...] of Net Sales assuming the most current agreed upon production forecast for the Drug Delivery System for the next month was sold in the United States thereafter the license granted hereunder shall be converted to a non-exclusive license and Ethicon shall pay based on actual sales as provided in paragraph 6.3. Notwithstanding the foregoing, if the [...***...] of the Drug Delivery System [...***...] an [...***...] in the [...***...], the [...***...] in the
[...***...] shall be [...***...], at [...***...].

        6.5 CNRS AND IGR LICENSE. The parties agree that if Ethicon (which for the purpose of this paragraph shall also include its affiliate Ethnor) should decide in its sole discretion to exercise its option with the LeCentre National De La Recherche Scientifique ("CNRS") and L'Institut Gustave Roussy ("IGR") to license French Patent No. 93 03688 and its corresponding counterparts (the "French Patent"), then Ethicon will notify Genetronics in writing promptly following the exercise of the option. Ethicon shall be responsible for paying the sums required to exercise the option in the expanded territory [...***...] and the yearly lump sum required until the first commercial sale in the expanded territory [...***...] and one half of the sum due upon the launch of a product in the expanded territory [...***...]. Genetronics agrees to pay half the sum due upon the launch of a product in the expanded territory [...***...]. In the event of and for so long as Ethicon is obligated under the agreement with the CNRS and IGR to pay fees for the license of the French Patent, Genetronics agrees to permit Ethicon to deduct from the amounts due Genetronics under the Supply Agreement, on a country by country basis:


                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      17.

               (a) [...***...] of the Purchase Price (as defined in the Supply Agreement) in countries where the French Patent has been filed and remains in full force and effect, or

               (b) [...***...] of the Purchase Price (as defined in the Supply Agreement) in countries where no patent has been filed or in which the French Patent has expired or been forfeited;

provided, however, that in no event will Ethicon be allowed to deduct from any amount due Genetronics under the Supply Agreement more than the royalty due to the CNRS and IGR. Since the minimum royalty due under the agreement with the CNRS and IGR has not been negotiated, Ethicon and Genetronics agree to meet and negotiate in good faith to determine what, if any, minimum royalty to offer to the CNRS and IGR. Ethicon shall initiate discussions with the CNRS and IGR or their representatives to reach agreement on such minimum royalty. Genetronics at its sole discretion may attend and participate in such discussions. Ethicon shall use reasonable commercial efforts to convince the CNRS and IGR or their representative that the minimum royalty determined to be reasonable by Ethicon and Genetronics is appropriate. If Ethicon is unable to convince the CNRS and IGR that such minimum royalty is reasonable, Ethicon and Genetronics shall negotiate in good faith to determine an appropriate course of action.

                                    ARTICLE 7
                            PAYMENTS; RECORDS; AUDITS

        7.1 PAYMENT; REPORTS. Royalty payments shall be calculated and reported for each fiscal quarter of Ethicon. All royalty payments due to Genetronics under this Agreement shall be paid within 45 days of the end of each fiscal quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, Net Sales, the royalties payable in United States dollars, the method used to calculate the royalty and the exchange rates used.

        7.2 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in United States dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by Genetronics, unless otherwise specified in writing by Genetronics.

        7.3 LATE PAYMENTS. In the event that any payment, including royalty payments, due hereunder is not made when due, the payment shall accrue interest from that date due at the rate of 1.5% per month; provided however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Genetronics from exercising any other rights it may have as a consequence of the lateness of any payment.



                                      18.      *CONFIDENTIAL TREATMENT REQUESTED

        7.4 RECORDS AND AUDITS. During the Term, and for a period of one year thereafter, Ethicon shall keep complete and accurate records in sufficient detail to permit Genetronics to confirm the accuracy of all payments due hereunder. Genetronics shall have the right to cause an independent, certified public accountant reasonably acceptable to Ethicon to audit such records to confirm royalty payments for the preceding year. Such audits may be exercised during normal business hours no more than once in any 12-month period upon at least 30 days' prior written notice to Ethicon. Genetronics shall bear the full cost of such audit unless such audit discloses an underpayment by more than 5% of the amount due under this Agreement. In such case, Ethicon shall bear the full cost of such audit. In all events, Ethicon shall pay any underpayment with interest in accordance with Section 7.3. Any dispute regarding any payments due hereunder shall be subject to the dispute resolution procedures set forth in
Article 15.

        7.5 TAXES. All taxes levied on account of the royalties and other payments accruing to Genetronics under this Agreement shall be paid by Genetronics for its own account, including taxes levied thereon as income to Genetronics. If provision is made in law or regulation for withholding, such tax shall be deducted from the royalty or other payment made by Ethicon to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to Genetronics. Each party agrees to assist the other party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

        7.6 PROHIBITED PAYMENTS. Notwithstanding any other provision of this Agreement, if Ethicon is prevented from paying any such royalty by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to Genetronics' account in a bank acceptable to Genetronics in the country whose currency is involved.

                                    ARTICLE 8
                                   TRADEMARKS

        All uses by Ethicon of Genetronics' name, or any trademark, service mark or tradename (or any mark or name closely resembling the same), now or hereafter owned or licensed by Genetronics or any of its Affiliates shall be subject to the prior written consent of Genetronics. Ethicon is not authorized to use Genetronics' name or any such trademark, service mark or tradename in connection with any aspect of its business, other than in connection with the sales, marketing, promotion and distribution of the Drug Delivery System in accordance with the terms of this Agreement and the Supply Agreement. Ethicon (a) shall not use any trademark, service mark or trade name of Genetronics as part of its name, and (b) shall not do or permit any act to be done at any time which may in any way impair the rights of Genetronics in any such trademark, service mark or trade name. All uses of any trademark, service mark or trade name of Genetronics shall inure to the benefit of Genetronics. Ethicon shall not


                                      19.

adopt, use or attempt to register any trademark, service mark or trade name which is confusingly similar to any trademark, service mark or trade name of Genetronics.

                                    ARTICLE 9
                                 INDEMNIFICATION

        In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

        (a) Genetronics agrees to defend and indemnify and hold Ethicon harmless against any and all claims, suits, proceedings, expenses, recoveries and damages (including, but not limited to, any expenses incurred in connection with any recall of the Drug Delivery System), including court costs and reasonable attorneys fees and expenses, arising out of, based on, or caused by
(i) any product liability claim related to alleged defects in materials, design, construction or workmanship of the Drug Delivery System in the form supplied to Ethicon by Genetronics hereunder, (ii) in connection with the Drug Delivery System manufactured by Ethicon, product liability claims related to alleged defects in design of the Drug Delivery System to the extent designed by Genetronics, (iii) the breach by Genetronics of any representation or warranty contained in this Agreement, or (iv) clinical trials performed by Genetronics in each case except to the extent that such claims, suits, proceedings, expenses, recoveries or damages arise from or are aggravated by acts of or failure to act by Ethicon. Ethicon will promptly notify Genetronics of any such claim or demand which comes to its attention.

        (b) Ethicon agrees to defend and indemnify and hold Genetronics harmless against any and all claims, suits, proceedings, expenses, recoveries, and damages including court costs and reasonable attorneys fees and expenses, in connection with the Drug Delivery System sold by Ethicon or its Affiliates arising out of, based on, or caused by (i) statements, whether written or oral, made or alleged to be made by Ethicon or its Affiliates on the packaging or labeling of the Drug Delivery System, or in the advertising, publicity, promotion, or sale of the Drug Delivery System, (ii) the storage, sale, shipment, promotion or distribution of the Drug Delivery System by Ethicon or its Affiliates, (iii) the breach by Ethicon of any representation or warranty contained in this Agreement, or (iv) any product liability claim related to alleged defects in materials, design (unless designed by Genetronics), construction or workmanship of the Drug Delivery System manufactured by or for Ethicon hereunder by a party other than Genetronics or its Affiliates, in each case except to the extent that such claims, suits, proceedings, expenses, recoveries or damages arise from or are aggravated by acts of or failure to act by Genetronics. Genetronics will promptly notify Ethicon of any such claim or demand which comes to its attention.

                                   ARTICLE 10
                         PATENT RIGHTS AND INFRINGEMENT


                                      20.

                                    ARTICLE 1

        10.1 OWNERSHIP OF PATENT RIGHTS. Ownership of inventions conceived of or reduced to practice in the course of the Collaboration shall be determined in accordance with the rules of inventorship under United States patent law. Ethicon shall own all inventions conceived of and reduced to practice solely by its employees and agents, and all patent applications and patents claiming such inventions. Genetronics shall own all Genetronics Technology and all inventions conceived of and reduced to practice solely by its employees and agents, and all patent applications and patents claiming such inventions. All inventions conceived of and reduced to practice jointly by employees or agents of Genetronics and employees or agents of Ethicon, and all Joint Patent Rights shall be owned jointly by Genetronics and Ethicon.

        10.2   PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

               (a) Subject to commercially appropriate and reasonable efforts (subject to oversight by the Advisory Committee), Genetronics shall at its own expense and by counsel of its own choice, file, prosecute and maintain all patent applications and patents within the Genetronics Patent Rights and any inventions conceived of and reduced to practice solely by its employees and agents hereunder. Genetronics shall do everything commercially appropriate and reasonable (subject to oversight by the Advisory Committee), including without limitation filing all documents and paying all fees to the appropriate patent offices to maintain the patents and pending patent applications in effect. Genetronics agrees to promptly provide Ethicon with copies of all correspondence to and from the patent offices related to the pending patent applications within the Genetronics Patent Rights. Ethicon shall have the right to provide comments to Genetronics regarding the content of such correspondence, and to comment thereon. Genetronics shall consider all such comments offered by Ethicon; provided, that all final decisions with respect to such prosecution shall rest solely in the discretion of Genetronics. In the event that Genetronics desires to abandon any such patent application or patent within the Genetronics Patent Rights, or if Genetronics later declines to prosecute or maintain any such patent application or patent, Genetronics shall provide reasonable prior written notice to Ethicon of such intention and Ethicon shall have the right, but not the obligation at its own expense, to file, prosecute, and maintain such patent application or patent, which Genetronics shall assign to Ethicon and shall no longer be subject to the terms of this Agreement.

               (b) The Advisory Committee shall determine which party shall be responsible for the filing, prosecution and maintenance of patent applications and patents within the Joint Patent Rights on a case by case basis, with the understanding that it is the parties' intent that Genetronics shall be initially responsible for the filing, prosecution and maintenance of patent applications and patents within the Joint Patent Rights related to the Drug Delivery System. In the event that a party responsible for the filing, prosecution and maintenance of any patent application or patent within the Joint Patent Rights desires to abandon such patent application or patent, or if such party later declines responsibility for such patent application or patent, such party shall provide reasonable prior written notice to the other party of its intention to abandon or decline responsibility, and the other party shall have the right, but not the obligation, to prepare, file, prosecute, and maintain any such patent application or patent within the Joint


                                      21.

Patent Rights. The parties shall share equally the costs of filing, prosecuting and maintaining patents or patent applications within the Joint Patent Rights.

        10.3 COOPERATION OF THE PARTIES. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Joint Patent Rights under this Agreement. Such cooperation includes, but is not limited to:

               (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Joint Patent Rights set forth in Section 10.1 and to enable the other party to apply for and to prosecute joint patent applications in any country; and

               (b) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, or prosecution of any such joint patent applications.

        10.4 INFRINGEMENT OF THIRD PARTY RIGHTS. Genetronics and Ethicon shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties in connection with this Agreement infringes or may infringe the intellectual property rights of such Third Party. Genetronics shall have the right to control the defense of any claims with respect to the Genetronics Technology, at its own expense and by counsel of its own choice, and Ethicon shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. In the event that such matter includes claims with respect to the Joint Patent Rights, the party responsible for prosecution and maintenance of the applicable Joint Patent Rights under Section 10.2(b) shall have the right to control the defense of such claims by counsel of its own choice and the parties shall share equally the costs with respect thereto. If Genetronics fails to proceed in a timely fashion with regard to the defense of any claims with respect to the Genetronics Technology, Ethicon shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Genetronics shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 10.4 in a manner that diminishes the rights or interests of the other party or obligates the other party to make any payment or take any action without the consent of such other party.

        If as a result of the manufacture, use or sale of the Drug Delivery System in any country of the Territory, Genetronics or Ethicon or any Affiliate of either of them is sued for patent infringement or threatened with such a lawsuit or other actions by a Third Party, Genetronics and Ethicon shall meet to analyze the infringement claim and avoidance of same. If it is necessary to obtain a license from such Third Party, Genetronics and Ethicon in negotiating such a license shall make every effort to minimize the license fees and/or royalty payable to such Third Party. If Ethicon shall be obligated to pay a license fee, royalty or both, then Genetronics shall elect within ten (10) days of the execution of the license with such Third Party to


                                      22.

 [...***...].

        10.5 INFRINGEMENT BY THIRD PARTIES. Genetronics and Ethicon shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Genetronics Patent Rights or the Joint Patent Rights of which they become aware. Both parties shall cooperate with each other to terminate such infringement without litigation. Genetronics shall have the right to bring and control any action or proceeding with respect to infringement of any patent included in the Genetronics Patent Rights, at its own expense and by counsel of its own choice, and Ethicon shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. In the event any patent included in the Joint Patent Rights is infringed by a Third Party, the party responsible for prosecution and maintenance of the applicable Joint Patent Rights under Section 10.2(b) shall have the right to bring and control any action or proceeding with respect to such patent, and the other party shall have the right to be represented in any such action by counsel of its own choice, and the parties shall share equally in the expenses thereof. With respect to infringement of any patent included in the Genetronics Patent Rights, if Genetronics fails to bring an action or proceeding within (a) 90 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Ethicon shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Genetronics shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 10.5 in a manner that diminishes the rights or interests of the other party without the consent of such other party. In the event Genetronics brings such action, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Genetronics and Ethicon, shall belong to Genetronics.

        10.6 ENFORCEMENT OR DEFENSE BY ETHICON. In the event Ethicon brings any action to enforce or defend the Genetronics Patent Rights, Ethicon may withhold up to 50% of the royalties otherwise due to Genetronics hereunder for the duration of such action and may apply such withheld amounts toward reimbursement of its litigation expenses, including reasonable attorneys' fees, in connection with such action. Any recovery realized by Ethicon as a result of such litigation shall be applied first in satisfaction of any unreimbursed litigation expenses of Ethicon and any litigation expenses of Genetronics, and next toward reimbursement of royalties withheld by Ethicon and due to Genetronics, and the remainder shall belong to Ethicon, subject to payment of royalties as if such recovery were Net Sales.

                                   ARTICLE 11
                 THIS ARTICLE HAS BEEN INTENTIONALLY LEFT BLANK



                                      23.      *CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES

        12.1 CORPORATE POWER. Each party hereby represents and warrants that such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

        12.2 DUE AUTHORIZATION. Each party hereby represents and warrants that such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

        12.3 BINDING OBLIGATION. Each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

        12.4 INCONSISTENT AGREEMENT. Neither party has entered into, nor will they enter into any agreements that are inconsistent with the rights conferred to the other party under this Agreement.

        12.5 REPRESENTATIONS AND WARRANTIES OF GENETRONICS. Genetronics hereby represents and warrants to Ethicon that:

               (a) During the Term, Genetronics is the sole and exclusive owner of or, for licenses executed after the date hereof, licenses with the right to sublicense, the Genetronics Technology; provided, however, that there are no such licenses as of the Effective Date.

               (b) As of the Effective Date, Genetronics has not received any notice from any person or entity claiming to have any right, title or interest in or to the Genetronics Technology and, to the best of its knowledge, has no reason to expect that any such notice is forth coming.

               (c) As of the Effective Date, to the best of its knowledge, that the patents included in the Genetronics Patents Rights are valid and enforceable in those countries listed on Exhibit E hereto.

               (d)    As of the Effective Date, Genetronics has no knowledge of
(i) any existing published patent application or issued patent which the manufacture, use or sale of the Drug Delivery System would infringe, and (ii) any infringement of the Genetronics Patent Rights by a Third Party.


                                      24.

               (e) All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any country or state that are required in connection with this Agreement including, but not limited to, the notification requirements under the Hart Scott Rodino Antitrust Improvements Act of 1976, if required, shall have been duly obtained and shall be effective on and as of the Effective Date.

        12.6 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SUPPLY AGREEMENT:

               (a) NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND;

               (b) NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY GENETRONICS TO ETHICON THAT THE GENETRONICS TECHNOLOGY IS VALID, ENFORCEABLE, OR NOT INFRINGED BY ANY THIRD PARTY OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY; AND

               (c) NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLED, CONCERNING THE SUCCESS OF THE DEVELOPMENT OR THE COMMERCIAL EXPLOITATION OF THE DRUG DELIVERY SYSTEM.

                                   ARTICLE 13
                              TERM AND TERMINATION

        13.1 TERM. This Agreement shall commence as of the Effective Date and shall continue, until the expiration of the last to expire of the Genetronics Patent Rights covering the Drug Delivery System in any country, unless terminated earlier as provided herein (the "Term"). Following the expiration of this Agreement in accordance with this Section 13.1, Ethicon shall have a fully-paid license on the same terms as set forth in Section 5.1, except that such license shall be a non-exclusive, worldwide, fully-paid, irrevocable license with the right to make and have made the Drug Delivery System in the Territory for use in the Field.

        13.2 TERMINATION BY ETHICON. Ethicon may terminate this Agreement without cause upon 180 days' prior written notice to Genetronics. Upon termination of this Agreement by Ethicon pursuant to this Section 13.2, (i) Ethicon shall have no right to practice the Genetronics Patent Rights or use any of the Genetronics Technology, (ii) all right, title or interest in, or other incidents of ownership under, the Genetronics Technology shall revert to and become the sole property of Genetronics, and (iii) any sublicenses granted hereunder by Ethicon shall remain in effect, but shall be assigned to Genetronics.

        13.3 EVENTS OF DEFAULT. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement:


                                      25.

               (a) a failure by Ethicon to pay 60 days after written notice thereof by Genetronics any amount due in accordance with Article 6 hereof; or

               (b)    either party becomes the subject of a Bankruptcy Event; or

               (c) in the event Ethicon terminates the Supply Agreement upon breach by Genetronics; or

               (d) in the event of a Change in Control of Genetronics, and such Change in Control involves (i) a Competitor (as defined below); (ii) any entity which has a documented and consistent history of Good Manufacturing Practice problems with the FDA or equivalent problems with any Regulatory Agency, or (iii) a party which does not have the financial, production or other resources necessary for it to meet all of the obligations of Genetronics under this Agreement. For purposes of this paragraph, a "Competitor" shall mean any entity which is involved in the same business as any operating company among the Johnson & Johnson Family of Companies ("J&J") that: (A) belongs to the Professional Sector of (J&J), (B) is engaged in the business of commercially exploiting surgical oncology products.

        13.4 TERMINATION RIGHTS UPON AN EVENT OF DEFAULT. Upon the occurrence of an Event of Default, the non-defaulting party in its sole discretion may terminate this Agreement upon written notice to the defaulting party. If the Event of Default is caused by Genetronics (a) Ethicon shall have a fully-paid license on the same terms as set forth in Section 5.1, except that such license shall be non-exclusive, worldwide, fully-paid, irrevocable license with the right to make and have made the Drug Delivery System in the Territory for use in the Field, and (b) Genetronics shall provide such assistance and other information as shall be necessary in order for Ethicon to manufacture or have manufactured the Drug Delivery System. If the Event of Default is caused by Ethicon all rights granted to Ethicon's by Genetronics under this Agreement shall terminate immediately upon such Event of Default. Disputes over Events of Default shall be subject to Article 14.

        13.5   FORCE MAJEURE EVENTS.

               (a) If either party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause which is beyond the non-performing party's reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance will be excused for three months or as long as such event shall be continuing (whichever period is shorter), provided that the non-performing party gives immediate written notice to the other party of the Force Majeure Event. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Should the event of force majeure



                                      26.

continue unabated for a period of sixty (60) days or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

               (b) In the event that such alternative arrangements cannot be agreed upon within thirty (30) days after the expiration of such initial sixty
(60) day period, and in the event Genetronics is the party which is the subject of the force majeure event, then Ethicon shall have the right and option, upon written notice to Genetronics (the "Force Majeure Notice"), to either manufacture itself the components of the Drug Delivery System which are the subject of such force majeure event, or to have a Third Party so manufacture such components. The Force Majeure Notice shall specify the components which are the subject thereof. Upon delivery of the Force Majeure Notice to Genetronics,
(i) Ethicon shall be entitled to manufacture the Drug Delivery System itself, and (ii) Genetronics shall provide such assistance and other information as shall be necessary in order for Ethicon to manufacture or have manufactured the Drug Delivery System.

        13.6 REASONABLENESS. Genetronics expressly acknowledges that the termination provisions contained in this Article 13 are reasonable considering the intended nature and scope of this Agreement.

        13.7 RIGHTS UPON INSOLVENCY. All rights and licenses granted under or pursuant to this Agreement or the Supply Agreement by Genetronics to Ethicon are for all purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. The parties agree that Ethicon, as a licensee of such rights under this Agreement or the Supply Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a case is commenced by or against Genetronics under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, Genetronics (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform or caused to be performed all of the obligations provided in this Agreement to be performed by Genetronics or provide or cause to be provided to Ethicon all such intellectual property (including all embodiments thereof) held by Genetronics and such successors and assigns. If this Agreement is rejected as provided in the Bankruptcy Code and Ethicon elects to retain its rights hereunder as provided in the Bankruptcy Code, then Genetronics (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall provide or cause to be provided to Ethicon all such intellectual property (including all embodiments thereof) held by Genetronics and such successors and assigns immediately upon Ethicon's written request therefor. All rights, powers and remedies of Ethicon provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Genetronics. Ethicon, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights


                                      27.

and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

                                   ARTICLE 14
                               DISPUTE RESOLUTION

        14.1 DISPUTES. The parties recognize that disputes as to certain matters may from time to time arise which relates to either party's rights and obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient and cost effective manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree that any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise (a "Dispute"), shall be referred to the President of each party, who or whose designee shall attempt to resolve it in good faith to negotiate a resolution of the Dispute prior to pursuing other remedies. If within 21 days after referral of the Dispute to such officers, the parties have not succeeded in negotiation a resolution of the dispute, such dispute shall be submitted to non-binding mediation pursuant to Section 14.2. If the parties are unable to resolve the Dispute within 45 days after initiation of non-binding mediation, such dispute shall be submitted to arbitration pursuant to Section 14.3.

        14.2   MEDIATION.

               (a) Any Dispute submitted to non-binding mediation shall be mediated in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in Trenton, New Jersey and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

               (b) The mediator shall be an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

               (c) The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list.

               (d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no


                                      28.

circumstances shall the commencement of arbitration under Section 14.3 below be delayed more than 45 days by the mediation process specified herein.

               (e) Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendancy of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent arbitration.

               (f) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

        14.3   DISPUTE RESOLUTION; ARBITRATION.

               (a) Any Dispute will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the CPR, except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Trenton, New Jersey.

               (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business or patent litigation with at least 15 years experience with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

               (c) The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all


                                      29.

witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

               (d) The arbitrator(s) shall render their award following the substantive law of New Jersey. The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

               (e) To the extent possible, the arbitration hearings and award will be maintained in confidence.

               (f) The United States District Court for the District of New Jersey may enter judgment upon any award. In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

               (g) Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

               (h) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

               (i) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.

               (j) EACH PARTY HERETO WAIVES ANY CLAIM OF INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES FROM THE OTHER.



                                      30.

                                   ARTICLE 15
                                  MISCELLANEOUS

        15.1   CONFIDENTIALITY; PRESS RELEASES.

               (a) Ethicon and Genetronics will be exchanging information relating to the Drug Delivery System at the inception of and from time to time during the term of this Agreement. Any such information which is considered by the disclosing party to be confidential will be identified in writing as confidential information or, if disclosed orally or in another non-written manner, shall be confirmed in writing as being confidential promptly after the disclosure thereof. The party receiving such information will maintain the information in confidence using the same standard of care it uses to maintain its own information in confidence during the term of this Agreement and for a period of five years thereafter. Such obligation of confidentiality shall not apply to information which (i) is known to the receiving party prior to the disclosure, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the receiving party, (iv) is received from a Third Party who has no obligation of confidentiality to the disclosing party, (v) is developed independently by the receiving party, (vi) is required to be disclosed to comply with a court or administrative subpoena or order, provided the receiving party first uses reasonable effort to obtain an order preserving the confidentiality of the confidential information and provided that the receiving party gives the other party timely notice off the contemplated disclosure to provide the disclosing party the opportunity to intervene to preserve the confidentiality of the information, or (vii) is required to be disclosed under applicable laws, rules or regulations, including, without limitation, the rules and regulations of the Toronto Stock Exchange or other governmental bodies.

               (b) Notwithstanding paragraph (a) above, Ethicon shall be permitted to disclose to its wholesalers and other direct customers such confidential information relating to the Drug Delivery System as Ethicon shall reasonably determine to be necessary in order to effectively market and distribute the Drug Delivery System provided that such entities are bound the same confidentiality obligations that Ethicon has with respect to Genetronics confidential information.

               (c) No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of any other party named in such publicity, news release or other public announcement, except where such publicity, news release or other public announcement is required by law; provided that in such event, the party issuing same shall still be required to consult with the other party or parties named in such publicity, news release or public announcement a reasonable time (being not less than 48 hours) prior to its release to allow the named party or parties to comment on the use of its name and, after its release, shall provide the named party or parties with a copy thereof. No prior approval will be required for a press release substantially in the form attached hereto as Exhibit G to be issued by Genetronics on or about the Effective Date.


                                      31.

               (d) Neither party shall use the name of the other for advertising or promotional claims without the prior written consent of the other party.

        15.2 INSURANCE. Genetronics agrees to procure and maintain in full force and effect during the term of this Agreement and, with respect to the manufacture and/or design of the Drug Delivery System by Genetronics, for so long as the Drug Delivery System is manufactured by Genetronics or marketed by either party, respectively, valid and collectible insurance policies in connection with this Agreement, which policies shall provide for the type of insurance and amount of coverage described in Exhibit F of the Supply Agreement. Upon Ethicon's request, Genetronics shall provide to Ethicon a certificate of coverage or other written evidence reasonably satisfactory to Ethicon of such insurance coverage.

        15.3 SURVIVAL. Those provisions of this Agreement dealing with rights and obligations upon and/or after termination of this Agreement shall survive termination of this Agreement to the extent necessary to give effect to such provisions.

        15.4 PENALTIES. If either party terminates this Agreement in accordance with the terms herein, the terminating party shall owe no penalty or indemnity to the terminated party on account of such termination.

        15.5 INDEPENDENT CONTRACTOR STATUS. Neither party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All personnel of Genetronics shall be solely employees of Genetronics and shall not represent themselves as employees of Ethicon, and all personnel of Ethicon shall be solely employees of Ethicon and shall not represent themselves as employees of Genetronics.

        15.6   BINDING EFFECT; BENEFITS; ASSIGNMENT.

               (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim. Anything to the contrary herein notwithstanding, Genetronics agrees that the right and obligations under this Agreement of Ethicon may, from time to time, be exercised or performed, as the case may be, in whole or in part by Affiliates of Ethicon.

               (b) Genetronics shall be permitted to assign all or part of this Agreement to any Affiliate of Genetronics upon written notice to Ethicon, such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by Genetronics without the prior written consent of Ethicon, such consent not to be unreasonably withheld; provided; however, that if such assignment involves any entity of the type referred to in Section 13.3(d), then Ethicon's refusal of consent to such an assignment shall be deemed to have been reasonable.



                                      32.

               (c) Ethicon shall be permitted to assign all or part of this Agreement to any Affiliate of Ethicon upon written notice to Genetronics, such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by Ethicon without the prior written consent of Genetronics, such consent not to be unreasonably withheld.

        15.7 ENTIRE AGREEMENT; AMENDMENTS. Before signing this Agreement the parties have had numerous conversation, including without limitation preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transactions. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

        15.8 SEVERABILITY. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        15.9 REMEDIES. Unless otherwise expressly provided, all remedies hereunder, are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.



                                      33.

        15.10 NOTICES. Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as set forth in this Section or to such address as shall be furnished by either party hereto to the other party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) seven (7) business days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) two business days after being delivered to said overnight delivery service properly addressed, or
(iv) confirmation of receipt of the telex or telecopy, as the case may be. All Notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the party receiving the Notice must respond.

                      If to Genetronics:

                      Genetronics, Inc.
                      11199 Sorrento Valley Road
                      San Diego, CA 92121-1334
                      Attention: Vice President, Corporate Development
                      Fax: (619) 410-3395

                      with a copy to:

                      Cooley Godward LLP:
                      4365 Executive Drive, Suite 1100
                      San Diego, CA 92121-2128
                      Attention: M. Wainwright Fishburn, Esq.
                      Fax: No. (619) 453-3555;

                      If to Ethicon:

                      Ethicon, Inc.
                      Route 22 West
                      Somerset, New Jersey 08876
                      Attention: Vice President, New business Development
                      Fax: (908) 218-3492

                      with a copy to:

                      Office of General Counsel
                      Johnson & Johnson
                      One Johnson & Johnson
                      Plaza New Brunswick, New Jersey 08933
                      Fax: 1-908-524-2788;



                                      34.

        15.11 WAIVERS. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        15.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

        15.13 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        15.14 CONSTRUCTION. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        15.15 PATENT MARKINGS. To the extent it is commercially reasonable to do so, Ethicon agrees (a) to mark the Drug Delivery System sold in the United States with all applicable United States patent numbers and/or trademarks, and
(b) to mark the Drug Delivery System shipped to or sold in other countries in such a manner as to conform with the patent and trademark laws and practices of the country of manufacture or sale.



                                      35.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the date first above written.


                                    GENETRONICS BIOMEDICAL, INC.


                                    By:  /s/  Lois J. Crandell
                                        ----------------------------------------
                                    Name: Lois J. Crandell
                                    Title: President and Chief Executive Officer


                                    By:  /s/  Martin Nash
                                    Name: Martin Nash
                                    Title: Senior Vice President


                                    GENETRONICS, INC.


                                    By:  /s/  Lois J. Crandell
                                        ----------------------------------------
                                    Name: Lois J. Crandell
                                    Title: President and Chief Executive Officer


                                    By:  /s/  Martin Nash
                                        ----------------------------------------
                                    Name: Martin Nash
                                    Title: Senior Vice President


                                    ETHICON, INC.


                                    By:  /s/  Howard Zauberman
                                        ----------------------------------------
                                    Name: Howard Zauberman
                                    Title: Vice President, Growth Technologies/
                                    New Business Development




                                      36.

                                    EXHIBIT A

                            GENETRONICS PATENT RIGHTS


Genetronics, Inc.                                                         Page 1

                           Electroporation Therapy of
                                     Cancer


-----------------------------------------------------------------------------------------------------------------------------------
                                 Attorney                 Serial/Patent                       Date Issued
        Patent Title             Docket No.     Country       Number           Status          or Filed        Key Claims
-----------------------------------------------------------------------------------------------------------------------------------
Electroporation System with        15-27          US        5,439,440          Issued           8/8/95     Apparatus and method for
Voltage Control Feedback for                                                                               laparascopic EPT with
Clinical Applications                                                                                      needle array and caliper
-----------------------------------------------------------------------------------------------------------------------------------
[...***...]
-----------------------------------------------------------------------------------------------------------------------------------
Injection and                      15-21          US        5,273,525          Issued          12/28/93    Needle apparatus and
Electroporation Apparatus                                                                                  method
for Drug and Gene Delivery
-----------------------------------------------------------------------------------------------------------------------------------
Needle Electrodes for              15-44          US        5,702,359    Issued CIP of 15-27   12/30/97    Apparatus and method for
Electroporation Mediated                                                                                   variety of needle arrays
Delivery of Drugs and Genes
-----------------------------------------------------------------------------------------------------------------------------------
[...***...]
-----------------------------------------------------------------------------------------------------------------------------------
Electroporetic Gene and Drug   15-69 + 15-104   Europe     EP# 788 392     Issued 5/27/98       6/27/95    Apparatus and method for
Delivery by induced Electric     (Ireland)                                                                 contact free
Fields                                                                                                     electroporation of blood
                                                                                                           in vivo
-----------------------------------------------------------------------------------------------------------------------------------
[...***...]
-----------------------------------------------------------------------------------------------------------------------------------
Applicator for                     15-20          US        5,318,514     Issued Parent of      6/7/94     Apparatus for
Electroporation of Drugs and                                                31, 35 and 46                  electroporation through
Genes into Surface Cells                                                                                   the skin, needles and
                                                                                                           meander electrodes
-----------------------------------------------------------------------------------------------------------------------------------





                                      37.      *CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B

                                SUPPLY AGREEMENT


                     (SEE EXHIBIT 10.18 FILED AS AN EXHIBIT
                   TO THE REGISTRANT'S S-1 ON OCTOBER 5, 1999)









                                      38.

                                    EXHIBIT C

                            STOCK PURCHASE AGREEMENT


                     (SEE EXHIBIT 10.16 FILED AS AN EXHIBIT
                   TO THE REGISTRANT'S S-1 ON OCTOBER 5, 1999)








                                      39.

                                    EXHIBIT D

                 CLINICAL STUDIES REFERRED TO IN SECTION 6.2(D)


  A PHASE II TRIAL OF ELECTROPORATION THERAPY (EPT) USING THE GENETRONICS, INC. MEDPULSER(TM) SYSTEM AND INTRATUMOR BLEOMYCIN IN PATIENTS WITH SQUAMOUS CELL CARCINOMA OF THE HEAD AND NECK WHO HAVE FAILED STANDARD THERAPY AND WHO HAVE
            DISEASE PROGRESSION FOLLOWING INTRATUMOR BLEOMYCIN ALONE

                            PROTOCOL NUMBER EPT-97-01

                                (IND NO. 54,146)

Genetronics, Inc.                                               November 5, 1997
11199 Sorrento Valley Road
San Diego, CA 92121-1334
Tel: (619) 597-6006
Fax: (619) 597-0119

I have received and read the Investigator's Brochure for Electroporation Therapy
(EPT) for the Delivery of Bleomycin Sulfate dated September 19, 1997, and the Protocol dated November 5, 1997, and the Statement of Investigator Obligations. I, the Principal Investigator of this trial, approve of, and will comply with, all conditions, instructions and restrictions described in this protocol. I affirm that my subordinates in this trial will also comply strictly with this protocol. I am aware that my adherence to the above protocol is mandatory and that any changes in the protocol or consent form, except those necessary to eliminate apparent immediate hazards to human subjects, must first be approved by Genetronics, Inc. and the Institutional Review Board. Failure to adhere to these stipulations may constitute a breach of federal regulations and may result in termination of the trial.


-----------------------------------               ----------------------------
Principal Investigator Name                                   Date
Site Name
City, State
Country


-----------------------------------               ----------------------------
Melody Anderson, M.S.                                         Date
Director, Clinical Programs
Genetronics, Inc.

                                  CONFIDENTIAL

Information in this protocol is confidential and may not be disclosed to parties other than trial personnel and the Institutional Review Board directly involved with this trial. All parties must understand that confidential information may not be disseminated further without prior written permission from Genetronics, Inc.



                                      40.

  A PHASE II TRIAL OF ELECTROPORATION THERAPY (EPT) USING THE GENETRONICS, INC. MEDPULSER(TM) SYSTEM AND INTRATUMOR BLEOMYCIN IN PATIENTS WITH SQUAMOUS CELL
         CARCINOMA OF THE HEAD AND NECK WHO HAVE FAILED STANDARD THERAPY

                            PROTOCOL NUMBER EPT-97-02

                                (IND NO. 54,146)

Genetronics, Inc.                                               November 5, 1997
11199 Sorrento Valley Road
San Diego, CA 92121-1334
Tel:  (619) 597-6006
Fax:  (619) 597-0119

I have received and read the Investigator's Brochure for Electroporation Therapy
(EPT) for the Delivery of Bleomycin Sulfate dated September 19, 1997, and the Protocol dated November 5, 1997, and the Statement of Investigator Obligations. I, the Principal Investigator of this trial, approve of, and will comply with, all conditions, instructions and restrictions described in this protocol. I am aware that my adherence to the above protocol is mandatory and that any changes in the protocol or consent form, except those necessary to eliminate apparent immediate hazards to human subjects, must first be approved by Genetronics, Inc. and the Ethics Committee. Failure to adhere to these stipulations may constitute a breach of federal regulations and may result in termination of the trial.


-----------------------------------               ----------------------------
Principal Investigator Name                                   Date
Site Name
City, State
Country


-----------------------------------               ----------------------------
Melody Anderson, M.S.                                         Date
Director, Clinical Programs
Genetronics, Inc.


                                  CONFIDENTIAL

Information in this protocol is confidential and may not be disclosed to parties other than trial personnel and the Ethics Committee directly involved with this trial. All parties must understand that confidential information may not be disseminated further without prior written permission from Genetronics, Inc.



                                      41.

                     INVESTIGATIONAL NEW DRUG (IND) PROTOCOL


          AN OPEN-LABEL STUDY OF ELECTROPORATION THERAPY (EPT) FOR THE
             TREATMENT OF NONRESECTABLE PANCREATIC CANCER USING THE
              GENETRONICS, INC. MEDPULSER(TM) SYSTEM AND BLEOMYCIN


                           PROTOCOL NUMBER: EPT-97-03







                                    PROMOTER:


                                Genetronics, Inc.
                           11199 Sorrento Valley Road
                        San Diego, California 92121-1334






Date Prepared: May 26, 1997




                                      42.

                     INVESTIGATIONAL NEW DRUG (IND) PROTOCOL


          AN OPEN-LABEL STUDY OF ELECTROPORATION THERAPY (EPT) FOR THE
            TREATMENT OF NONRESECTABLE METASTATIC CANCER IN THE LIVER
         USING THE GENETRONICS, INC. MEDPULSER(TM) SYSTEM AND BLEOMYCIN


                           PROTOCOL NUMBER: EPT-97-04







                                    PROMOTER:


                                Genetronics, Inc.
                           11199 Sorrento Valley Road
                        San Diego, California 92121-1334






Date Prepared: May 22, 1997






                                      43.

            AN OPEN LABEL LESION CONTROLLED STUDY OF ELECTROPORATION
          THERAPY (EPT) FOR THE TREATMENT OF CUTANEOUS KAPOSI'S SARCOMA
         USING THE GENETRONICS, INC. MEDPULSER(TM) SYSTEM AND BLEOMYCIN


                           PROTOCOL NUMBER: EPT-97-05







                                    SPONSOR:


                                Genetronics, Inc.
                           11199 Sorrento Valley Road
                           San Diego, California 92121






Date Prepared: July 3, 1997





                                      44.

            AN OPEN LABEL LESION CONTROLLED STUDY OF ELECTROPORATION
             THERAPY (EPT) FOR THE TREATMENT OF CUTANEOUS METASTATIC
        MELANOMA THE GENETRONICS, INC. MEDPULSER(TM) SYSTEM AND BLEOMYCIN


                           PROTOCOL NUMBER: EPT-97-06







                                    SPONSOR:


                                Genetronics, Inc.
                           11199 Sorrento Valley Road
                           San Diego, California 92121






Date Prepared: July 1, 1997





                                      45.

                     INVESTIGATIONAL NEW DRUG (IND) PROTOCOL



          AN OPEN-LABEL STUDY OF ELECTROPORATION THERAPY (EPT) FOR THE
           TREATMENT OF HEAD & NECK TUMORS USING THE GENETRONICS, INC.
                       MEDPULSER(TM) SYSTEM AND BLEOMYCIN


                           PROTOCOL NUMBER: EPT-97-07







                                  SPONSORED BY:


                                Genetronics, Inc.
                           11199 Sorrento Valley Road
                        San Diego, California 92121-1334






Date Prepared: October 16, 1997





                                      46.

                                    EXHIBIT E

                      COUNTRIES REFERRED TO IN SECTION 12.5



                            UNITED STATES OF AMERICA


                            TIER 1 EUROPEAN COUNTRIES

                                     MEXICO

                                      JAPAN

                                      INDIA

                                      CHINA

                                     RUSSIA




                                      47.

                                    EXHIBIT F

  CONCEPT DRAWING OF THE PROPOSED DEEP SEATED PROBE REFERRED TO IN SECTION 6.2









                                      48.

                                    EXHIBIT G

                    PRESS RELEASE REFERRED TO IN SECTION 15.1









                                      49.